UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2007
AMERICAN RAILCAR INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51728 (Commission File Number)	43-1481791 (IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri (Address of Principal Executive Offices)	63301 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (636) 940-6000
N/A
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 21, 2007, American Railcar Industries, Inc. (“ARI” or the “Company”) entered into a manufacturing agreement with ACF Industries, LLC (“ACF”), pursuant to which, the Company agreed to purchase certain of its requirements for tank railcars from ACF. Under the terms of the manufacturing agreement, ARI has agreed to purchase at least 1,400 tank railcars from ACF with delivery expected to be completed by March 31, 2009. During the second quarter of 2007, ARI received new customer orders for approximately 1,400 tank railcars to be produced under the manufacturing agreement. ACF plans to manufacture these tank railcars at ACF’s Milton, Pennsylvania manufacturing plant that is now being restarted.
The profit realized by ARI upon sale of the tank railcars to ARI customers will first be paid to ACF to reimburse them for the start-up costs involved in implementing the manufacturing arrangements evidenced by the agreement and thereafter, ARI will pay ACF half the profits realized.
The term of the agreement is for five years. Either party may terminate the agreement before its fifth anniversary upon six months prior written notice, with certain exceptions. The agreement may also be terminated immediately upon the happening of certain extraordinary events.
ACF is controlled by Carl C. Icahn, ARI’s principal beneficial stockholder and the chairman of ARI’s board of directors. ARI’s agreement with ACF was the product of arm’s length negotiations and was unanimously approved by the independent directors of ARI’s audit committee.
The above description of the manufacturing agreement is qualified in its entirety by reference to the text of the agreement, a copy of which is attached hereto as Exhibit 10.48 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

Exhibit 10.48	Manufacturing Agreement between American Railcar Industries, Inc. and ACF Industries, LLC dated as of May 21, 2007

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 22, 2007	American Railcar Industries, Inc.
	By:	/s/ James J. Unger
		Name:	James J. Unger
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.48	Manufacturing Agreement between American Railcar Industries, Inc. and ACF Industries, LLC dated as of May 21, 2007.